EXHIBIT 99.1

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

U-HAUL

Moderator:   Jennifer Flachman
February 9, 2012
8:00 a.m. ET

Operator:	Good morning and welcome to AMERCO Third Quarter Fiscal 2012 Investor’s Call.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you’d like to return a question, press the pound key.  Thank you.

I would now like to hand the call over to Jennifer Flachman. You may begin.

Jennifer Flachman:
Good morning and thank you for joining us today and welcome to the AMERCO Third Quarter Fiscal 2012 Investor’s call.  Before we begin, I would like to remind everyone that certain of the statements during this call regarding general revenues, income and general growth of our business constitutes forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995 and certain factors could cause actual results to differ materially from those projected.

For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to form 10-Q for the quarter ended December 31, 2011, which is on file with the Securities and Exchange Commission.

Participating in the call today would be Joe Shoen, AMERCO’s Chairman. I will now turn the call over to Joe.

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

Joe Shoen:
Thank you, and good morning, welcome to the AMERCO third quarter investor call.  I’m speaking to you from Phoenix, Arizona.  I have Jason Berg here with me and Gary Horton and Rocky Wardrip are participating via the telephone.

A week ago, we released very disappointing news regarding the reserve increases at Republic Western.  This is  discouraging news, in the face of what otherwise, is a solid third quarter.  Our various U-Haul teams across North America continue to merit the patronage of the self-moving customer.  As we can best measure, our customer satisfaction is high and is trending up.

Our truck fleet remains well positioned across the United States and Canada and in good operating condition.  Our trailer fleet likewise, is experiencing good growth and we will be manufacturing trailers for the rental fleet, going into the end of this year and into the first half of next year.  The U-Box product line continues to develop and of course, like in a lot of things, the more we learn, the more we find out we don’t know.  There are many subtleties to this business and we are gradually mastering them.

We currently offer the product at about 1,500 locations, and expect to add 500 more through the spring.

Our current good results; are the result of countless small initiatives coming together; additionally this quarter we have benefitted from a very mild winter.  I look forward to a good finish to our fiscal year.

I’m now going to let Jason walk you through the numbers. Jason?

Jason Berg:
Thanks, Joe.  Yesterday, we reported third quarter earnings of 4 cents per share compared with 80 cents for the same period last year.  Included in this quarter’s results, is a $1.61 non-cash charge for the reserve strengthening at our property and casualty insurance subsidiary, Repwest.  I’ll go into a little more detail on that adjustment here in a few moments.

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

Taking into account this charge, adjusted earnings would have been $1.65 per share, for the three months ended December 31, 2011.  Again that’s compared to 80 cents per share for the same period last year.

Excluding our insurance subsidiaries, operating earnings, at our core moving and storage segment increased $17 million, to nearly $62 million for the quarter.  For the nine months, we’ve generated a $62 million increase in operating earnings or approximately 19 percent, at the moving and storage segment.

U-Move revenues in the third quarter of fiscal 2012 increased almost $33 million or about 10 percent.  Transactions continue to increase for both our In-town and one way truck rental business.  In the quarter, we saw about an 8 percent increase in total transactions and for the nine months, we’re up just over 6 percent.  The average number of trucks in the fleet continues to be greater this year, versus the same time last year, by about 3 percent.

It’s worthwhile to note that this marks the ninth consecutive quarter of U-Move revenue growth for us.  Initial indications from January show that U-Move revenue results are continuing to trend positively compared to last year.

For the first nine months of this year, capital expenditures on new rental trucks and trailers increased nearly $74 million, to about $335 million compared to the same time last year.

Proceeds from the sale of retired equipment were a $138 million.  Our projections for rental equipment gross capital expenditures in fiscal 2012 are likely to be near $480 million, if production schedules work out as planned.  That number is before netting any sales proceeds against it.

Revenues for our storage program increased a little more than $3 million for the third quarter of this year compared to last year.  This also represents the ninth consecutive quarter of growth in self storage revenues.

Our occupancy gains, stemming from the acquisition of new facilities already in lease up as well as organic growth at our existing locations, pushed revenue

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

higher.  While we did see modest improvements in the average rate per square foot as well.

Our average all in occupancy rate increased from 75 percent to 76 percent for the quarter as compared to the same time last year.  Included in this occupancy rate is the addition of over 1.3 million net rentable square feet to the portfolio over the last 12 months.

Our spending on real estate related Cap-ex, including construction, renovation and acquisitions, was approximately $28 million during the quarter, bringing the nine month total to approximately $75 million.

While consolidated total costs and expenses increased nearly $130 million for the quarter, compared to the same time last year, it’s important to break this out amongst three of our key segments; moving and storage, life insurance and property and casualty.

First, total costs at the moving and storage segment increased nearly $26 million that’s about 6.5 percent, compared with revenues for the quarter which increased by $43 million or nearly 10 percent.  Of the $26 million increase, operating expenses at the moving and storage segment increased about $18 million for the third quarter compared to the same time last year.

A significant portion of that increase is tied into personnel expense and can be related to the increase in business activity.  Maintenance and repair costs did experience a moderate increase during the quarter; however, the rate of increase was substantially less than in the previous three quarters.

Our operating margins for moving and storage which is defined as operating earnings divided by total revenue, improved from 10.2 percent to 12.8 percent for the quarter.  For the nine months, we’ve seen an improvement in operating margin of approximately two percent as well.  The reduction in lease expense associated with the truck and trailer fleet has contributed to the improvement in operating margin.

Oxford, our life insurance subsidiary entered into another re-insurance agreement in the third quarter of fiscal 2012, to assume a percentage portion

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

of a block of whole life insurance business.  The accounting for this type of transaction results in recording the assumption of the reserves for these policies as an increase in premium and benefits during the quarter, resulting in no material change to the period net income.

As you may recall, we closed a similar re-insurance transaction in the third quarter of last year along with the acquisition of a block of Medicare supplement policies.  Taking into account these transactions, Oxford’s premiums increased $58 million for the third quarter of fiscal 2012 compared to last year.  These transactions have similar effects on Oxford’s benefit line which increased $57 million during the quarter.

Oxford’s operating earnings improved by nearly $2 million for the quarter.  Oxford continues to pursue it’s strategy of optimizing it’s allocated capital through acquisitions of business that fall within it’s scope of expertise.

Repwest, our property and casualty insurance subsidiary, took an after tax charge of $31 million during the third quarter of fiscal 2012; this following an internal review of it’s excess workers’ compensation business.  This is business that was written by Repwest from 1983 to 2001 and then assumed from other insurance carriers from 2001 through 2003.

The underlying risks are in no way associated with U-Haul’s core moving and storage business or its customers.  The review found that claims have been developing much more adversely than previously anticipated, due in part to medical inflation, additional claimant treatment, longer claim terms and changes we found in ceding entity and third party administrator reporting practices.

It was these factors that led to a change in our underlying loss assumptions that culminated in the reserve strengthening.  The company has bolstered its routine review process to encourage a proactive assessment of the claims going forward and adjust projected claim costs in a timely manner.

While we believe that we’ve set our assumptions at a conservative level to properly estimate future costs, we cannot provide absolute assurance that future increases will not be necessary.  We will continue to focus on

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

identifying opportunities that may afford us a permanent solution to this block of business.

The result of all this was earnings from operations for the third quarter of fiscal 2012 of $25 million compared to $51 million last year.  For the nine months, we had operating earnings of $357 million compared to $337 million last year.

Also of note, on December 7th of this last year, the company declared a special cash dividend on our common stock of $1 per share that was subsequently paid on January 3rd of this year.

In wrapping up with our cash and short-term investments, excluding our insurance company balances, we had $406 million at December 31, 2011; we also had cash availability from the existing borrowing facilities of an additional $312 million.

With that, I’d like to hand the call back to Joe.

Joe Shoen:	Thanks, Jason. We’ll go to the operator now and accept questions from anybody who’d like to offer us one.

Operator:
At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad.  Again, if you would like to ask a question, please press star and the number one.

The first question comes from the line of Gowshihan Sriharan with CL King and Associates.

Gowshihan Sriharan:	Hi, guys. This is Gowshihan Sriharan with CL King and Associates for Jim Barrett. My question is how has your pricing been? Could you comment on that please?

Joe Shoen:
Sure, this is Joe speaking to it.  As you may be aware, we’ve spent a considerable effort, rolling out an entire new pricing matrix about four and a half years ago.  It took us two or three years to really master the implementation of it.  And now, we have a pricing system that allows us to

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

discriminate almost endlessly and it better matches our approach to the market, because we, unlike most of our competitors, we service the entire North American population – every small town in Canada and the United States, and so we need to be able to do very, very discriminating things with pricing which we are now able to do.

So I think that while industry pricing is sluggish, when you get down to point to point pricing, we are able to have them – have seen opportunities, and specific origin destinations; combinations that are unique to U-Haul.

So in other words, from a very small town in Alberta to some very small town in North Dakota, we’re able to price right to that, rather than in a more generalized function.  And I think that really helped our situation, but I think that’s probably a company phenomenon not an industry phenomenon.

Gowshihan Sriharan:	OK. In terms of your average life of your trucks and the trends in used truck prices, could you comment on that please?

Joe Shoen:	Ask that one more time, could you?

Gowshihan Sriharan:	In terms of the trends in the used truck prices and the average life of your truck prices?

Joe Shoen:	Sure. Used trucks prices are going to continue to inflate because vehicle manufacturers are under constant pressure to add features to new equipment.
And from a macro point of view, used truck prices are always going to kind of trend the way new truck prices are, which is up.  Of course, right now the economy is seeing a little bit of an upswing, so truck prices are a lot firmer than they were three years ago.  So, there is a kind of a macro and then with a very specific term, as is right now, used truck pricing is pretty decent.

Gowshihan Sriharan:	OK. Could you provide me a little color on the U-Box part of your business?

Joe Shoen:
Sure.  Our strategy is to offer the product comprehensively, not just in the major metros.  So that gives us a different strategy than any other entrant that I’m familiar with in the business and you know we see lots of anecdotal information that the customer very much would like this product.  The

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

question is how to provide it, at a quality level that the customer considers acceptable and at the same time, make a profit to us.

So, at this time, I can say with no doubt that we’re not making any money.  But I also would say that we are pretty much expensing our cost in a responsible manner so we are not building a big bough-wave of unamortized cost ahead of us.  We are eating them as we go.  I think it’s going to be a success; it’s just a question of when.  I thought it would be successful by now and I could announce that to you all, but we are not there yet.  But we are definitely heading in that direction, in my judgment.

Gowshihan Sriharan:	OK. Will the Cap-ex increase going forward on the U-Box business?

Joe Shoen:	You know it’s kind of gets buried a little bit in some of the real estate and in some of the equipment.

Gowshihan Sriharan:	OK.

Joe Shoen:
It’s not going to be a great big jump, no.  But, for an instance, if today I was to buy a new facility in the Albany area, or build a new facility, I’d put an accommodation for U-Box there, whether that would be – it would be a $200 to $500,000 accommodation, would be a pretty good guess.

Gowshihan Sriharan:	OK.

Joe Shoen:
So basically on a project that otherwise would may be a $3 million project or $2 million – so it might bump a new real estate project as much as 10 percent, but it’s not going to be- in my judgment at least, you’re not going to see a $50 million bump or something of that nature, no.

Gowshihan Sriharan:	OK. And in terms of a general macro trend, you know there is reduced mobility in the society. How do you reconcile that with your revenue growth?

Joe Shoen:
Well, we’re just trying to do a better job, and we have a 65-year history with people and a lot of people, give us a chance at their business, because they’ve been served acceptably in the past and as I mentioned our customer

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

satisfaction index, which is hard to measure, but as near as I can measure it, it is up.

And I think that, the principle of free economies is people go to the highest value, least cost provider and we are attempting to do both.  It doesn’t always work out for us, but right now, we are getting a pretty good match up with the customer being both the highest value and lowest cost provider.

Gowshihan Sriharan:	Thanks. Well thank you for your time and congratulations on your (annual) performance.

Operator:	Thank you, again. To ask a question, please press star then number one on your telephone keypad.

Your next question comes from the line of Ross Haberman with Haberman Management.

Ross Haberman:	Morning, gentlemen, nice quarter, nice year.

Joe Shoen:	Hi, Ross.

Jason Berg:	Thanks, Ross.

Ross Haberman:	I just had two quick questions, the $406 million of cash, was that at the holding company, was that including the cash at the insurance companies as well?

Joe Shoen:	Yes, Rocky or Gary, you want to answer that?

Rocky Wardrip:	Actually Ross, it’s kind of split between the parent and U-Haul International, but that’s all held outside of the insurance companies.

Ross Haberman:	OK, the 406, OK. I think I might have missed it, did you say how much you are spending on new trucks for the coming calendar year?

Joe Shoen:	No, we didn’t and what we do is kind of commit about 90 days at a time; and so I think our truck expenditures will be equal to or maybe up a little bit. How

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

exactly flows into the financial statement, of course, depends on our split between lease and buy, so I mean, do you have a projection, Jason?

Jason Berg:
Yes, Ross, to wrap up the year, our projection for the 12 months was, gross Cap-ex of about $480 million with expected sales of round about $165 million, so that our net Cap-ex should be about $315 million for this year, as compared to $209 million net Cap-ex in fiscal ‘11.

And then for the fourth, I don’t have a projection yet for fiscal ‘13, but how that would flow through to the fourth quarter, would be net Cap-ex of $118 million in the fourth quarter, compared to $95 million last year.

Ross Haberman:	Got it, OK. Just pricing for used trucks up, down or about the same?

Joe Shoen:
Well, you know, we are on a wide spectrum, as I think you know Ross, everything from year old pickups and vans to possibly as old as a 15-year old six wheel truck, so there’s not one statement, but pricing is firming up, and there is no indication that it’s going to fall off the edge of the Earth.  And if you just look at what the new – the vehicle manufacturers are having to do, they are having to add more content and more value, and so prices on new goes up and so to a certain extent over a period of time.

Used prices just simply follow the trend of new and new is going up, whether its, you know, the new fuel economy, standards that are being put through, they are going to raise the price of new vehicles.  Now, that’s good for used vehicle sales.  But we’re buying new all the time too, so not so good for new, so they kind of are proceeding in tandem.  We try real hard not to have ourselves in a position, where if sales go to hell for a 180-day period or something, that we’re all of sudden caught in some kind of a bind, you understand.

So we’re constantly trying to manage our position, so that, because, it’s a key economic factor managing this whole businesses, can you take out the bottom what you put in the top.

I have the same team in place, I had all last year and the year before I don’t have a new team or an in experienced team. And they are managing this I

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

think, as well as we ever have in the last 30 years, so but, you know, we are subject to some big macroeconomic thing that happens and it beats down prices of used vehicles, we just simply will stop buying new and let them all age out another year.

You see we are not necessarily in a spot where everything has to flip every time.  Now, of course, but on the other hand, when you can flip, let’s keep them flipping, so we are busy selling trucks right now.

Ross Haberman:
Just one final question then, I know it’s sort of hypothetical.  How many years out do we await for you to convert over your fleet to natural gas, like we are hearing from other, I guess, maybe non-moving, but other fleets of …?

Joe Shoen:	Give or take 50 years.

Ross Haberman:	All right, I just …

Joe Shoen:
What you want is a baloney answer. I’ll say well we are very active about this.  We have a strong sustainability initiative and we are going to do everything we can to ensure a good life for my children and grandchildren, which I have plenty of.

Ross Haberman:	But you’re saying it’s a number of years away?

Joe Shoen:	Yes, sure. Just log on to any manufacturers web site and see what they are selling.

Ross Haberman:	Right.

Joe Shoen:
Now if the government mandates this, this would be an economic catastrophe and lower the standard of living of most Americans and we’ll offer that truck.  But in the mean time that truck is not likely to happen, there’s no infrastructure to fuel that truck, there are no mechanics knowledgeable in maintaining that truck, pilot programs, which of course we engage in various pilot programs all the time.  Pilot programs are just that, they’re pilot programs.

Ross Haberman:	OK.

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

Joe Shoen:
And every one we do costs us money, it does not make us money.  Now that doesn’t mean – we are socially conscious, we got the idea and we are clearly doing that.  But I can impact carbon footprint of this company by a factor of 10 or 20 by other clearly known means than going to alt fuel right now.  So, now, when the alt fuel becomes reasonable, we are going to be all over it.

Ross Haberman:	Again I just mentioned because I’m hearing from other types of other non-moving fleets, that they are moving toward that, you know, within a year or two.

Joe Shoen:	I don’t want to be discouraging, but I don’t want to fool you either.

Ross Haberman:	OK.

Joe Shoen:
Of course, whatever works for the environment, we’re going to do.  But right now, we have ways, we know, we demonstrate, I have a PhD in sustainability on the payroll full time.  I don’t take a causal attitude towards it but I have real grandchildren, I want to breathe real air, not baloney, you understand.

And so a baloney program, I’m not for.  A program that gives clean air to my grandchildren, I’m very, very much in support of and we’re very aggressive on that.  So total carbon footprint, we’re reducing not increasing.  But it’s not true at this time, it’s not true alt fuels, alt fuels is still a tentative thing and even if the manufacturer you see the fiasco for the GM Company with their recent electric vehicle, I have no reason to believe they’re anything other than totally sincere and I know they’re competent hard working people and they got themselves an economic mess on their hands, so we’re monitoring it, we’re aware of it, but it’s still beyond the reach of anybody I have met.

Ross Haberman:	OK. I appreciate it, guys. Nice quarter, nice year and we’ll stay in touch.

Joe Shoen:	OK.

Jason Berg:	Thanks.

U-HAUL
Moderator: Jennifer Flachman
02-09-12/10:00 a.m. ET
Confirmation # 48794980

Operator:
Thank you.  Again, to ask a question, please press star then the number one on your telephone keypad.  Again if you would like to ask a question, please press star then the number one on your telephone keypad.

At this time, there are no further questions. I would like to turn the call back over to management for closing remarks.

Joe Shoen:
Well thank you again for your support over the prior 90 days or over the prior year, over the prior five years.  As you’ve heard me say before the business cycle at U-Haul isn’t one year which is good news, because present trends will probably continue for a while, but it also means the thing doesn’t turn on a dime.  The results you see today are the results of actions we took two, three, four and five years ago.

My thanks and look forward to talking to you again at our next earnings call.

Operator:	Thank you. This concludes today’s conference. You may now disconnect.

END